UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 4)*

FLY LEASING LIMITED

(Name of Issuer)

American Depositary Shares,

each representing one Common Share, par value $0.001 per share

(Title of Class of Securities)

05614P 101

(CUSIP Number)

December 31, 2019

(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 05614P 101

1	NAMES OF REPORTING PERSONS Onex Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Ontario, Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,094,399
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,094,399

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,094,399
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO, FI

CUSIP No. 05614P 101

1	NAMES OF REPORTING PERSONS Onex Partners III GP LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,806,537
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,806,537

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,806,537
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.9%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 05614P 101

1	NAMES OF REPORTING PERSONS Onex Partners GP Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,806,537
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,806,537

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,806,537
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.9%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No. 05614P 101

1	NAMES OF REPORTING PERSONS Onex US Principals LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 5,241
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 5,241

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,241
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 05614P 101

1	NAMES OF REPORTING PERSONS Onex American Holdings GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 5,241
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 5,241

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,241
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 05614P 101

1	NAMES OF REPORTING PERSONS Onex Private Equity Holdings LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 5,241
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 5,241

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,241
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 05614P 101

1	NAMES OF REPORTING PERSONS Onex Partners III PV LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 21,746
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 21,746

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 21,746
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 05614P 101

1	NAMES OF REPORTING PERSONS Onex Partners III Select LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 5,517
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 5,517

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,517
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 05614P 101

1	NAMES OF REPORTING PERSONS Onex Partners III LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,715,470
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,715,470

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,715,470
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.6%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 05614P 101

1	NAMES OF REPORTING PERSONS Meridian Aviation Partners Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Ireland

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 666,667
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 666,667

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 666,667
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.2%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO, FI

CUSIP No. 05614P 101

1	NAMES OF REPORTING PERSONS Onex ATR S.a.r.l.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 666,667
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 666,667

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 666,667
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.2%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO, FI

CUSIP No. 05614P 101

1	NAMES OF REPORTING PERSONS ATR Aviation Holdings I Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 666,667
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 666,667

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 666,667
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.2%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO, FI

CUSIP No. 05614P 101

1	NAMES OF REPORTING PERSONS Onex Partners III International LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 666,667
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 666,667

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 666,667
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.2%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN, FI

CUSIP No. 05614P 101

1	NAMES OF REPORTING PERSONS Onex Partners III International GP LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 666,667
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 666,667

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 666,667
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.2%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN, FI

CUSIP No. 05614P 101

1	NAMES OF REPORTING PERSONS Onex Partners III International GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 666,667
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 666,667

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 666,667
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.2%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 05614P 101

1	NAMES OF REPORTING PERSONS Onex Partners Canadian GP Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Ontario, Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 666,667
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 666,667

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 666,667
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.2%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO, FI

CUSIP No. 05614P 101

1	NAMES OF REPORTING PERSONS New PCo II Investments Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Ontario, Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 15,744
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 15,744

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,744
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO, FI

CUSIP No. 05614P 101

1	NAMES OF REPORTING PERSONS Gerald W. Schwartz
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,110,143
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,110,143

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,110,143
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.1%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

This Amendment No. 4 to Schedule 13G (“Amendment No. 4”) relates to American Depository Shares, each representing one Common Share, par value $0.001 per share (“Common Stock”) of Fly Leasing Limited, a Bermuda corporation (the “Issuer”), and amends and supplements the Schedule 13G previously filed by Onex Corporation and other reporting persons with the Securities and Exchange Commission (“SEC”) on January 9, 2013, as amended by Amendment No.1 filed on April 3, 2017, Amendment No. 2 filed on February 13, 2018, and Amendment No. 3 filed on February 15, 2019 (as so amended, the “Schedule 13G”).

This Amendment No. 4 amends the Schedule 13G as set forth below, and reflects that Onex American Holdings II LLC has changed its name to Onex Private Equity Holdings LLC.

Item 2(a). Name of Person Filing:

Item 2(a) is hereby amended and restated in its entirety as follows:

Onex Corporation, Onex Partners III GP LP, Onex Partners GP Inc., Onex US Principals LP, Onex American Holdings GP LLC, Onex Private Equity Holdings LLC, Onex Partners III PV LP, Onex Partners III Select LP, Onex Partners III LP, New PCo II Investments Ltd., Meridian Aviation Partners Limited, Onex ATR S.a.r.l., ATR Aviation Holdings I Corporation, Onex Partners III International LP , Onex Partners III International GP LP, Onex Partners III International GP LLC, Onex Partners Canadian GP Inc., and Gerald W. Schwartz (collectively, “Reporting Persons”) are filing this statement jointly, pursuant to the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended. See Exhibit 99.1 for their Joint Filing Agreement.

Item 2(b). Address of Principal Business Office or, if None, Residence:

Item 2(b) is hereby amended and restated in its entirety as follows:

The address for the principal business office of each of Onex Corporation, New PCo II Investments Ltd., and Gerald W. Schwartz is:

161 Bay Street P.O. Box 700

Toronto, Ontario, Canada M5J 2S1

The address for the principal business office of each of Onex Partners III GP LP, Onex Partners GP Inc., Onex Partners III PV LP, Onex Partners III Select LP and Onex Partners III LP is:

712 Fifth Avenue

New York, New York 10019

The address for the principal business office of each of Onex US Principals LP, Onex American Holdings GP LLC and Onex Private Equity Holdings LLC is:

165 W Center Street, Suite 401,

Marion, OH 43302

The address for the principal business office of Meridian Aviation Partners Limited is: c/o McCann FitzGerald, Solicitors, Riverside One, Sir John Rogerson’s Quay, Dublin 2 Ireland.

The address for the principal business office of Onex ATR S.a.r.l. is: 6C, Rue Gabriel Lippmann, L5365 Munsbach, Luxembourg

The address for the principal business office of each of ATR Aviation Holdings I Corporation, Onex Partners III International LP, and Onex Partners III International GP LP is:

c/o Intertrust Corporate Services (Cayman) Limited

190 Elgin Avenue

George Town Grand Cayman

Cayman Islands KY1-9005

The address for the principal business office of Onex Partners III International GP LLC is: c/o Corporation Service Company, 711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

The address for the principal business office of Onex Partners Canadian GP Inc. is: 161 Bay Street, Suite 4900, Toronto, Ontario M5J 2S1.

4. Ownership.

Item 4 is hereby amended and restated in its entirety as follows:

The information below is based on holdings as of November 12, 2019, as reported on the Form F-3 filed by the Issuer on November 14, 2019. The number of shares of Common Stock reported herein are held as American Depositary Shares.

(a) Amount beneficially owned:

Onex Corporation	3,094,399	(1)
Onex Partners III GP LP	1,806,537	(2)
Onex Partners GP Inc.	1,806,537	(3)
Onex US Principals LP	5,241	(4)
Onex American Holdings GP LLC	5,241	(5)
Onex Private Equity Holdings LLC	5,241	(6)
Onex Partners III PV LP	21,746	(7)
Onex Partners III Select LP	5,517	(8)
Onex Partners III LP	1,715,470	(9)
Meridian Aviation Partners Limited	666,667	(10)
Onex ATR S.a.r.l.	666,667	(11)
ATR Aviation Holdings I Corporation	666,667	(12)
Onex Partners III International LP	666,667	(13)
Onex Partners III International GP LP	666,667	(14)
Onex Partners III International GP LLC	666,667	(15)
Onex Partners Canadian GP Inc.	666,667	(16)
New PCo II Investments Ltd.	15,744	(17)
Gerald W. Schwartz	3,110,143	(18)

(1)

Consists of the following: (i) 615,954 shares of Common Stock directly held by Onex Corporation (“Onex”); (ii) 63,804 shares of Common Stock directly held by Onex Partners III GP LP (“OPGP”); (iii) 5,241 shares of Common Stock directly held by Onex US Principals LP (“Principals”); (iv) 21,746 shares of Common Stock directly held by Onex Partners III PV LP (“OPPV”); (v) 5,517 shares of Common Stock directly held by Onex Partners III Select LP (“OP Select”); (vi) 1,715,470 shares of Common Stock directly held by Onex Partners III LP (“OP III”); and (vii) 666,667 shares of Common Stock directly held by Meridian Aviation Partners Limited (“Meridian”). Onex may be deemed to beneficially own the shares of Common Stock directly held by: (a) OPGP through its ownership of all of the common stock of Onex Partners GP Inc. (“Onex GP Inc.”), which is the general partner of OPGP; (b) Principals through its ownership of all of the equity of Onex Private Equity Holdings LLC (“OPE”), which owns all of the equity of Onex American Holdings GP LLC (“OAH GP”), which is the general partner of Principals; (c) OPPV, through its ownership of all of the common stock of Onex GP Inc., which is the general partner of OPGP, which is the general partner of OPPV, (d) OP Select, through its ownership of all of the common stock of Onex GP Inc., which is the general partner of OPGP, which is the general partner of OP Select, (e) OP III, through its ownership of all of the common stock of Onex GP Inc., which is the general partner of OPGP, which is the general partner of OP III; and (f) Meridian, through its ownership of all of the common stock of Onex Partners Canadian GP Inc. (“Onex Canadian”), which owns all of the equity of Onex Partners III International GP LLC (“OP International LLC”), which is the general partner of Onex Partners III International GP LP (“OP International GP”), which is the general partner of Onex Partners III International LP (“OP International LP”), which owns 70% of the capital stock of ATR Aviation Holdings I Corporation (“ATR”), which owns all of the equity of Onex ATR S.a.r.l (“Onex S.a.r.l.”), which owns all of the equity of Meridian. Onex disclaims beneficial ownership of the Common Stock reported as beneficially owned by it herein except to the extent of its pecuniary interest therein.

(2)

Consists of the following: (i) 63,804 shares of Common Stock directly held by OPGP; (ii) 21,746 shares of Common Stock directly held by OPPV; (iii) 5,517 shares of Common Stock directly held by OP Select; and (iv) 1,715,470 shares of Common Stock directly held by OP III. OPGP, as the general partner of each of OPPV, OP Select and OP III, may be deemed to beneficially own the shares of Common Stock directly held by each of them.

(3)	All of the shares of Common Stock beneficially owned by OPGP may be deemed to be beneficially owned by Onex GP Inc., its general partner.
(4)	Consists of shares of Common Stock directly held by Principals.
(5)	All of the shares of Common Stock beneficially owned by Principals may be deemed to be beneficially owned by OAH GP, its general partner.
(6)	All of the shares of Common Stock beneficially owned by OAH GP may be deemed to be beneficially owned by OPE, which owns all of the equity of OAH GP.
(7)	Consists of shares of Common Stock directly held by OPPV.
(8)	Consists of shares of Common Stock directly held by OP Select.
(9)	Consists of shares of Common Stock directly held by OP III.
(10)	Consists of shares of Common Stock directly held by Meridian.
(11)	All of the shares of Common Stock beneficially owned by Meridian may be deemed to be beneficially owned by Onex S.a.r.l., which owns all of the equity of Meridian.
(12)	All of the shares of Common Stock beneficially owned by Meridian may be deemed to be beneficially owned by ATR, which owns all of the equity of Onex S.a.r.l, which owns all of the equity of Meridian.
(13)

All of the shares of Common Stock beneficially owned by Meridian may be deemed to be beneficially owned by OP International LP, which owns 70% of the capital stock of ATR, which owns all of the equity of Onex S.a.r.l, which owns all of the equity of Meridian.

(14)

All of the shares of Common Stock beneficially owned by Meridian may be deemed to be beneficially owned by OP International GP, the general partner of OP International LP, which owns 70% of the capital stock of ATR, which owns all of the equity of Onex S.a.r.l, which owns all of the equity of Meridian.

(15)

All of the shares of Common Stock beneficially owned by Meridian may be deemed to be beneficially owned by OP International LLC, the general partner of OP International GP, which is the general partner of OP International LP, which owns 70% of the capital stock of ATR, which owns all of the equity of Onex S.a.r.l, which owns all of the equity of Meridian.

(16)

All of the shares of Common Stock beneficially owned by Meridian may be deemed to be beneficially owned by Onex Canadian, which owns all of the equity of OP International LLC, which is the general partner of OP International GP, which is the general partner of OP International LP, which owns 70% of the capital stock of ATR, which owns all of the equity of Onex S.a.r.l, which owns all of the equity of Meridian.

(17)	Consists of shares of Common Stock directly held by New PCo II Investments Ltd. (“New PCo”).
(18)

Consists of 15,744 shares of Common Stock directly held by New PCo, and all shares of Common Stock reported as beneficially owned by Onex (see footnotes 1 and 17). All of the shares of Common Stock beneficially owned by New PCo may be deemed to be beneficially owned by Mr. Schwartz, who is the indirect holder of all of the voting rights in New PCo. In addition, as Mr. Schwartz is the Chairman, President and Chief Executive Officer of Onex, and the indirect holder of a majority of the voting rights of the shares of Onex, he may be deemed to beneficially own all Common Stock beneficially owned by Onex. Mr. Schwartz disclaims beneficial ownership of the Common Stock reported as beneficially owned by him herein except to the extent of his pecuniary interest therein.

(b) Percent of class (based on an aggregate of 30,898,410 shares of Common Stock outstanding as of November 12, 2019, as reported by the Issuer on a Form F-3 filed with the SEC on November 14, 2019.)

Onex Corporation	10.0%
Onex Partners III GP LP	5.9%
Onex Partners GP Inc.	5.9%
Onex US Principals LP	0.0%
Onex American Holdings GP LLC	0.0%
Onex Private Equity Holdings LLC	0.0%
Onex Partners III PV LP	0.0%
Onex Partners III Select LP	0.0%
Onex Partners III LP	5.6%
Meridian Aviation Partners Limited	2.2%
Onex ATR S.a.r.l.	2.2%
ATR Aviation Holdings I Corporation	2.2%
Onex Partners III International LP	2.2%
Onex Partners III International GP LP	2.2%
Onex Partners III International GP LLC	2.2%
Onex Partners Canadian GP Inc.	2.2%
New PCo II Investments Ltd.	0.0%
Gerald W. Schwartz	10.1%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote:

Onex Corporation	0
Onex Partners III GP LP	0
Onex Partners GP Inc.	0
Onex US Principals LP	0
Onex American Holdings GP LLC	0
Onex Private Equity Holdings LLC	0
Onex Partners III PV LP	0
Onex Partners III Select LP	0
Onex Partners III LP	0
Meridian Aviation Partners Limited	0
Onex ATR S.a.r.l.	0
ATR Aviation Holdings I Corporation	0
Onex Partners III International LP	0
Onex Partners III International GP LP	0
Onex Partners III International GP LLC	0
Onex Partners Canadian GP Inc.	0
New PCo II Investments Ltd.	0
Gerald W. Schwartz	0

(ii) Shared power to vote or to direct the vote:

Onex Corporation	3,094,399
Onex Partners III GP LP	1,806,537
Onex Partners GP Inc.	1,806,537
Onex US Principals LP	5,241
Onex American Holdings GP LLC	5,241
Onex Private Equity Holdings LLC	5,241
Onex Partners III PV LP	21,746
Onex Partners III Select LP	5,517
Onex Partners III LP	1,715,470
Meridian Aviation Partners Limited	666,667
Onex ATR S.a.r.l.	666,667
ATR Aviation Holdings I Corporation	666,667
Onex Partners III International LP	666,667
Onex Partners III International GP LP	666,667
Onex Partners III International GP LLC	666,667
Onex Partners Canadian GP Inc.	666,667
New PCo II Investments Ltd.	15,744
Gerald W. Schwartz	3,110,143

(iii) Sole power to dispose or to direct the disposition of:

Onex Corporation	0
Onex Partners III GP LP	0
Onex Partners GP Inc.	0
Onex US Principals LP	0
Onex American Holdings GP LLC	0
Onex Private Equity Holdings LLC	0
Onex Partners III PV LP	0
Onex Partners III Select LP	0
Onex Partners III LP	0
Meridian Aviation Partners Limited	0
Onex ATR S.a.r.l.	0
ATR Aviation Holdings I Corporation	0
Onex Partners III International LP	0
Onex Partners III International GP LP	0
Onex Partners III International GP LLC	0
Onex Partners Canadian GP Inc.	0
New PCo II Investments Ltd.	0
Gerald W. Schwartz	0

(iv) Shared power to dispose or to direct the disposition of:

Onex Corporation	3,094,399
Onex Partners III GP LP	1,806,537
Onex Partners GP Inc.	1,806,537
Onex US Principals LP	5,241
Onex American Holdings GP LLC	5,241
Onex Private Equity Holdings LLC	5,241
Onex Partners III PV LP	21,746
Onex Partners III Select LP	5,517
Onex Partners III LP	1,715,470
Meridian Aviation Partners Limited	666,667
Onex ATR S.a.r.l.	666,667
ATR Aviation Holdings I Corporation	666,667
Onex Partners III International LP	666,667
Onex Partners III International GP LP	666,667
Onex Partners III International GP LLC	666,667
Onex Partners Canadian GP Inc.	666,667
New PCo II Investments Ltd.	15,744
Gerald W. Schwartz	3,110,143

Item 8. Identification and Classification of Members of the Group:

Item 8 is hereby amended and restated in its entirety as follows:

See Exhibit 99.2.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2020

ONEX CORPORATION

By:	/s/ David Copeland
Name: David Copeland
Title: Managing Director - Tax

ONEX PARTNERS III GP LP

By: Onex Partners GP Inc., its General Partner

By:	/s/ Joshua Hausman
Name: Joshua Hausman
Title: Vice President

ONEX PARTNERS GP INC.

By:	/s/ Joshua Hausman
Name: Joshua Hausman
Title: Vice President

ONEX US PRINCIPALS LP

By: Onex American Holdings GP LLC, its General Partner

By:	/s/ Joshua Hausman
Name: Joshua Hausman
Title: Director

ONEX AMERICAN HOLDINGS GP LLC

By:	/s/ Joshua Hausman
Name: Joshua Hausman
Title: Director

ONEX PRIVATE EQUITY HOLDINGS LLC

By:	/s/ Joshua Hausman
Name: Joshua Hausman
Title: Director

ONEX PARTNERS III PV LP

By: Onex Partners III GP LP, its General Partner
By: Onex Partners Manager LP, its Agent
By: Onex Partners Manager GP ULC, its General Partner

By:	/s/ Joshua Hausman
Name: Joshua Hausman
Title: Managing Director

ONEX PARTNERS III SELECT LP

By: Onex Partners III GP LP, its General Partner
By: Onex Partners Manager LP, its Agent
By: Onex Partners Manager GP ULC, its General Partner

By:	/s/ Joshua Hausman
Name: Joshua Hausman
Title: Managing Director

ONEX PARTNERS III LP

By: Onex Partners III GP LP, its General Partner
By: Onex Partners Manager LP, its Agent
By: Onex Partners Manager GP ULC, its General Partner

By:	/s/ Joshua Hausman
Name: Joshua Hausman
Title: Managing Director

NEW PCO II INVESTMENTS LTD.

By:	/s/ Michelle Iskander
Name: Michelle Iskander
Title: Secretary

MERIDIAN AVIATION PARTNERS LIMITED

By:	/s/ Jonathan Mueller
Name: Jonathan Mueller
Title: Director

ONEX ATR S.A.R.L.

By:	/s/ John McCoy
Name: John McCoy
Title: Type A Manager

ATR AVIATION HOLDINGS I CORPORATION

By:	/s/ John McCoy
Name: John McCoy
Title: Director

ONEX PARTNERS III INTERNATIONAL LP By: Onex Partners III International GP LP, its general partner By: Onex Partners Manager LP, its agent By: Onex Partners Manager GP ULC its general partner

By:	/s/ Joshua Hausman
Name: Joshua Hausman
Title: Managing Director

ONEX PARTNERS III INTERNATIONAL GP LP By: Onex Partners III International GP LLC, its general partner

By:	/s/ Matthew Ross
Name: Matthew Ross
Title: Director

ONEX PARTNERS III INTERNATIONAL GP LLC

By:	/s/ Matthew Ross
Name: Matthew Ross
Title: Director

ONEX PARTNERS CANADIAN GP INC.

By:	/s/ David Copeland
Name: David Copeland
Title: Vice President

/s/ Gerald W. Schwartz, by Andrea E. Daly
Gerald W. Schwartz, by Andrea E. Daly, attorney-in-fact pursuant to a power of attorney incorporated herein by reference from the Schedule 13G/A with respect to Fly Leasing Limited filed by Mr. Schwartz and other reporting persons on April 3, 2017

INDEX TO EXHIBITS

Exhibits:

99.1	Joint Filing Agreement, dated February 13, 2020, by and among Onex Corporation, Onex Partners III GP LP, Onex Partners GP Inc., Onex US Principals LP, Onex American Holdings GP LLC, Onex Private Equity Holdings LLC, Onex Partners III PV LP, Onex Partners III Select LP, Onex Partners III LP, New PCo II Investments Ltd., Meridian Aviation Partners Limited, Onex ATR S.a.r.l., ATR Aviation Holdings I Corporation, Onex Partners III International LP, Onex Partners III International GP LP, Onex Partners III International GP LLC, Onex Partners Canadian GP Inc., and Gerald W. Schwartz.

99.2	Group Members Identification.